EXHIBIT 10(e)(17)

Annual Performance Incentive Plan for 2013 (“2013 APIP”)

Under the 2013 APIP, executive officers of the Company are eligible to receive performance related cash payments. Payments are, in general, only made if performance objectives established by the Compensation Committee of the Board of Directors (the “Committee”) are met.

The Committee previously approved an incentive target opportunity for 2013, expressed as a percentage of base salary, for each participating officer. The Committee also established overall threshold, target and maximum performance metrics for the 2013 APIP. Certain additional goals were established for some officers based on business unit measures. Additionally, the Committee had established an opportunity for an individual performance component whereby the Committee has the authority to increase or decrease the award by up to 20%, subject to the limitations of Section 162(m) of the Internal Revenue Code. The performance measures and weightings were adjusted earnings per share (weighted at 40%), operating cash flow (weighted at 40%) and revenue growth (adjusted to exclude the impact of changes in the translation of foreign currencies into U.S. dollars) (weighted at 20%).

The performance against the 2013 APIP goals was as follows: adjusted earnings per share was between threshold and target, operating cash flow was between target and maximum, and constant currency revenue growth was below threshold.

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